Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Exton, Pennsylvania	Contact: Kevin R. Hoben
February 11, 2021	(610) 524-7272

PRESS RELEASE

“Omega Flex, Inc. Announces Fourth Quarter 2020 Earnings”

	OMEGA FLEX, INC. (OFLX)
	For the Period Ended December 31,
	Twelve Months		Three Months

	2020	2019	2020	2019

Net Sales	$105,796,000	$111,360,000	$31,625,000	$29,733,000

Net Income attributable to Omega Flex, Inc.	$19,910,000	$17,286,000	$7,178,000	$5,553,000

Earnings Per Share – Basic and Diluted	$1.97	$1.71	$0.71	$0.55

Weighted Average Shares – Basic and Diluted	10,094,322	10,092,266	10,094,322	10,092,982

Kevin R. Hoben, Chairman and CEO, announced that the Company’s net sales for 2020 and 2019 were $105,796,000 and $111,360,000, respectively, decreasing 5.0%.

The Company’s sales volume for the year decreased as a result of restrictions imposed in response to the Covid-19 pandemic during the second quarter of 2020. Sales generally rose after reaching the lowest point in April 2020, with several months exceeding sales results from the prior year.

Net sales for the three months ended December 31, 2020 were strong, increasing 6.4% over the fourth quarter of 2019.

The Company’s net income for 2020 was $19,910,000 compared to $17,286,000 during 2019, increasing $2,624,000 or 15.2%.

The growth in net income for the year is driven by decreases in several atypical SG&A items identified during 2019. However, the Company was able to maintain its gross profit percentage at prior levels despite COVID-19 disruptions, such as increased costs to sanitize the factory and equipment, inefficiencies from staggered work shifts and overtime costs due to employees being quarantined, as well as unabsorbed overhead.

Income for the fourth quarter of 2020 was 29.3% higher than the same quarter last year, primarily connected to the expansion in sales during the final quarter, and shedding of the atypical costs previously noted.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statements in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995 that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.